Exhibit 99.2

PERSONS WHO MAY BE DEEMED IN CONTROL OF POWER TECHNOLOGY INVESTMENT CORPORATION

Set forth below is the (i) name, (ii) principal business address and (iii) citizenship or place of organization of each person who may be deemed, for purposes of this Statement, to control the Reporting Person.

(i)	Power Corporation of Canada
(ii)	751 Square Victoria, Montreal (Quebec), Canada H2Y 2J3
(iii)	Canada

(i)	Gelco Enterprises Ltd.
(ii)	44 Chipman Hill, Suite 1000, P.O. Box 7289, Station A, St. John, New Brunswick, Canada E2L 2A9
(iii)	Canada

(i)	Nordex Inc.
(ii)	44 Chipman Hill, Suite 1000, P.O. Box 7289, Station A, St. John, New Brunswick, Canada E2L 2A9
(iii)	Canada

(i)	Paul G. Desmarais
(ii)	751 Square Victoria, Montreal (Quebec), Canada H2Y 2J3
(iii)	Canada